EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 19, 2021

Board of Managers of Mythic Collection, LLC:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated February 15, 2021, with respect to the balance sheets of Mythic Collection, LLC as of December 31, 2020 and 2019 and the statements of operations, members’ equity/deficit and cash flows for the calendar year period of 2020 and the inception period from January 30, 2019 through December 31, 2019 and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group LLC

Aurora, CO

May 19, 2021